UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 11, 2006

TEEKA TAN PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-109548	13-4204191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5499 North Federal Highway, Suite D, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (561) 989-3600

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8. Other Events

Forgiveness of accrued compensation due executive officers

At December 31, 2005 Teeka Tan Products, Inc. (the “Company”) owed Messrs. Brian S. John, Richard A. Miller and Frank V. Benedetto, Jr., its executive officers and directors, an aggregate of $458,826 of accrued but unpaid compensation payable to them under the terms of employment agreements between the Company and each of the individuals. This amount was included in current liabilities under the caption “Accrued Payroll” on the Company’s audited balance sheet at December 31, 2005. On April 11, 2006 the Company and Messrs. John, Miller and Benedetto entered into an agreement whereby the executive officers forgave this amount which will be treated as a contribution to the capital of the Company.

Adoption of 2006 Equity Compensation Plan

On April 11, 2006, the Company’s Board of Directors adopted the Teeka Tan Products, Inc. 2006 Equity Compensation Plan (the “Plan”). The Company has reserved 10,000,000 shares of its common stock for issuance under the Plan, which was adopted to provide the Company with flexibility in compensating certain of its sales, administrative and professional employees and consultants and to conserve its cash resources. The issuance of shares under the Plan is restricted to persons who are closely-related to the Company and who provide it with bona fide services in connection with the sales and marketing of its products or otherwise in connection with its business as compensation. The eligible participants include directors, officers, employees and non-employee consultants and advisors. Management of the Company anticipates that a substantial portion of the shares available under the Plan will be issued over time as compensation to its employees and consultants and advisors who provide services in the sales, marketing and promotion of the Company’s products. The Board of Directors has no present intent to issue any shares under the Plan to members of the Board who are also the Company’s executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEEKA TAN PRODUCTS, INC.

Date: April 12, 2006	By:	/s/ Brian S. John
Brian S. John, CEO and President